Exhibit 10.14

                                 XL CAPITAL LTD


                         Director Stock Option Agreement


                  AGREEMENT made and entered into as of _____________ __, ____ by and between XL Capital Ltd (the "Company"), a Cayman Islands corporation, and ______________, a non-employee director of the Company on the date hereof (the "Option Holder").

                  WHEREAS, the interests of the Company will be advanced by granting an incentive to nonemployee directors and by encouraging and enabling them to acquire stock ownership in the Company and assuring a close identity of their interests with those of the Company; and

                  WHEREAS, pursuant to the provisions of the 1991 Performance Incentive Program (the "Program") of the Company, the Committee (as defined in the Program) has authorized and directed the execution and delivery of this Agreement in the name of and on behalf of the Company;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Option Holder agree as follows:

                  (a) GRANT. The Option Holder is hereby granted an option (the "Option") to purchase 5,000 ordinary shares of the Company (the "Option Shares"). The Option is granted as of ________ __, ____ (the "Date of Grant"), and such grant is subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Program, which terms and conditions of the Program are incorporated by reference herein. Such Option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

                  (b) STATUS OF OPTION SHARES. The Option Shares shall upon issue rank equally in all respects with the other ordinary shares of the Company ("Shares").

                  (c) OPTION PRICE. The purchase price for the Option Shares shall be, except as herein provided, US$_____ per Option Share, hereinafter sometimes referred to as the "Option Price."

                  (d) TERM OF OPTION. The Option may be exercised only during the period (the "Option Period") which shall commence on the Date of Grant and shall continue
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until the tenth anniversary of the Date of Grant. Thereafter, the Option Holder
shall cease to have any rights in respect thereof.

                  (e) NO RIGHTS OF SHAREHOLDER. The Option Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or in equity.

                  (f) EXERCISABILITY. The Option may be exercised at any time or from time to time during the Option Period in regard to all or any portion of the Option Shares, as may be adjusted pursuant to paragraph (g) below.

                  (g) TRANSFERABILITY. The option herein granted may be assigned or otherwise transferred only in the following circumstances: (i) by will or the laws of descent and distribution; (ii) by valid beneficiary designation taking effect at death made in accordance with procedures established by the Committee; or (iii) by the Option Holder to members of his or her "immediate family," to a trust established for the exclusive benefit of solely one or more member of the Option Holder's "immediate family" and/or the Option Holder, or to a partnership or other entity pursuant to which the only owners are one or more members of the Option Holder's "immediate family" and/or the Option Holder. Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means the Option Holder's children, stepchildren, grandchildren, parents, step-parents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

                  (h) EXERCISE OF OPTION. In order to exercise the Option, the Option Holder shall submit to the Company an instrument in writing signed by the Option Holder, specifying the number of Option Shares in respect of which the Option is being exercised, accompanied by payment, in such form as is acceptable to the Committee, of the Option Price for the Option Shares for which the Option is being exercised. Option Shares will then be issued accordingly by the Company within fifteen business days, and a share certificate dispatched to the Option Holder within thirty days. The Company shall not be required to issue a fractional Share upon the exercise of the Option. If any fractional interest in a Share would be deliverable upon the exercise of the Option in whole or in part but for the provisions of this paragraph, the Company, in lieu of delivering any such fractional share therefor, shall pay a cash adjustment therefor in an amount equal to the Fair Market Value (as defined in the Program) of a Share multiplied by the fraction of the fractional share which would otherwise has been issued hereunder. Anything to the contrary herein notwithstanding, the Company shall not be obliged to issue any Option Shares hereunder if the issuance of such Option Shares would violate the provisions of any applicable law.
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                  (i) EXPENSES OF ISSUANCE OF OPTION SHARES. The issuance of stock certificates upon the exercise of the Option in whole or in part shall be without charge to the Option Holder. The Company shall pay, and indemnify the Option Holder from and against, any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.

                  (j) REFERENCES. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder's legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.

                  (k) NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

                  If to the Company:

                  XL Capital Ltd
                  XL House
                  One Bermudiana Road
                  Hamilton HM 08 Bermuda.
                  Attn: Paul S. Giordano

                  If to the Optionee:



                  (l) GOVERNING LAW. This Option shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles regarding conflict of laws thereof.
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                  IN WITNESS WHEREOF, the Company has duly caused this Option to be signed as of the date first above written.

                                 XL Capital Ltd.


                                 By:  ___________________________________
                                          Paul S. Giordano

                                 ___________________________________